UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2019

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Merritt 7 Corporate Park, Norwalk, CT 06851

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 29, 2019, in connection with the resignation of Valentin Stalowir from the office of CEO, Reed’s Inc., a Delaware corporation (“Reed’s) entered into an amendment to his employment agreement extending the termination date through the earlier of the date his final separation agreement is finalized or October 31, 2019, so that Mr. Stalowir may continue as an employee for the purpose of transitioning his duties.

On September 30, 2019, Reed’s entered into an employment agreement with Norman E. Snyder to serve as Reed’s Chief Operating Officer, effective September 30, 2019 and continuing thereafter unless terminated by either Reed’s or the executive officer with or without notice, and with or without cause, pursuant to the terms of the agreement.

Pursuant to the agreement, Mr. Snyder will receive a base salary at the initial rate of $250,000 per year. Mr. Snyder will also receive a performance based cash bonus at a target amount of 30% of his then current base salary. Mr. Snyder will be eligible to receive an initial equity award of 446,000 stock options (“Initial Equity Award”) in 90 days, in accordance with the terms and conditions of available plan and subject to board approval and plan availability. Of the Initial Equity Award, one-half (223,000 options) will vest in equal increments of 55,750 on each of the first, second, third and fourth anniversaries of the grant date. Of the Initial Equity Award, the remainder (223,000 options) will vest based on performance criteria to be determined by the Board or compensation committee of the Board (as the case may be) in its sole discretion. Mr. Snyder is also eligible to participate in the Company’s other benefit plans available to its executive officers. The agreement provides for acceleration of equity grants triggered by a “change of control”, as defined in the agreement and contains confidentiality, invention assignment and non-solicitation covenants.

The foregoing description of the agreement does not purport to be complete and is qualified in their entirety by reference to the full text of such agreements.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 29, 2019, Valentin Stalowir resigned from the offices of Chief Executive Officer and President of Reed’s and from his position as a director of Reed’s. He will continue as employee of Reed’s to assist with the transition of his duties until the earlier of the date his final separation agreement is finalized or October 31, 2019.

On September 30, Stefan Freeman agreed to step down from the position of Chief Operating Officer of Reed’s. He will continue as an employee as Reed’s until a final separation agreement is finalized or he transitions to a new position.

On September 30, 2019, the board of directors of Reed’s appointed John Bello, Chairman, as Interim Chief Executive Officer. As a result, Mr. Bello has resigned from serving on compensation, governance and operating committees of the board.

John Bello and has served as Reed’s board Chairman since his election on November 29, 2016. Since 2001, Mr. Bello has been the Managing Director of JoNa Ventures, a family venture fund. From 2004 to 2012 Mr. Bello also served as Principal and General Partner at Sherbrooke Capital, a venture capital group dedicated to investing in leading, early stage health and wellness companies. Mr. Bello is the founder and former CEO of South Beach Beverage Company, the maker of nutritionally enhanced teas and juices marketed under the brand name SoBe. In 2001 Ernst and Young named Mr. Bello National Entrepreneur of the Year in the consumer products category for his work with SoBe. Before founding SoBe, Mr., Bello spent 14 years at National Football League Properties, the marketing arm of the NFL, and served as its President from 1986 to 1993.

On September 30, 2019, Norman E. Snyder, age 58 was appointed as Chief Operating Officer of Reed’s by the board of directors.

Mr. Snyder has over 36 years of multi-faceted experience in operations, sales, marketing, finance, manufacturing, business development and management with public, private, international and start-up companies within the beverage industry. Most recently, from February 13, 2019 to September 19, 2019, Mr. Snyder served as President and Chief Executive Office for Avitae USA, LLC, an emerging premium new age beverage company that markets and sells a line of ready-to-drink caffeinated waters. Prior to Avitae, he served as the President and Chief Operating Officer for Adina For Life, Inc. a startup beverage venture that markets and sells ready-to-drink fruit beverages, teas and coffees. Mr. Snyder was also the President and Chief Executive Officer of High Falls Brewing Company, Chief Operating Officer of Rheingold Brewing Company, and as Chief Financial Officer, and later as Chief Operating Officer of South Beach Beverage Company, known as SoBe. In prior experience, Mr. Snyder served as Controller for National Football League Properties, Inc., and in various roles at PriceWaterhouse in an eight-year tenure. He worked with Mr. Bello both at the NFL and Adina for Life in addition to SoBe. Mr. Snyder has served on the board of directors of River Hospital, a New York non-profit, as Vice Chairman, Chairman of the Finance Committee and member of Capital Project and CEO Search Committees.

The disclosures set forth in Item 1.01 are incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit relating to Items 5.02 shall be deemed to be furnished, and not filed:

99.1 Press release of Reed’s Inc. dated September 30, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: September 30, 2019	By:	/s/ Iris Snyder
Iris Snyder
Chief Financial Officer